SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                    FORM 8-K


                 Current Report Under to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934


      Date of Report (date of earliest event reported): November 15, 1996
                        Commission File Number: 0-14096


                             FORELAND CORPORATION

             (Exact Name of Registrant as Specified in its Charter)


                  Nevada                            87-0422812

     (State or other jurisdiction of               (IRS Employer
      incorporation or organization)            Identification No.)



          12596 W. Bayaud Avenue
      Suite 300, Lakewood, Colorado                   80228

  (Address of Principal Executive Offices)          (Zip Code)

              Registrant's Telephone Number, including Area Code:
                               (303) 988-3122




                                    N/A

     (Former name, former address, and formal fiscal year, if changed since last report)

                         ITEM 2.  ACQUISITION OF ASSETS




      In November 1996, the Company purchased from Plains Petroleum Operating Company, a wholly-owned subsidiary of Barrett Resources Corporation ("Barrett"), its 40% working interest in the Eagle Springs field, including related wells, fixtures, facilities, and equipment, effective as of August 1, 1996. With this purchase of the 40% minority interest, the Company will own 100% of the working interest in this field in which it is conducting an ongoing development program. The purchase price for the 40% working interest was $2.5 million, with adjustments for oil sales, oil inventory, operating expenses, and accrued unpaid property and production taxes after that date for a net amount of approximately $2.4 million delivered at the closing of the transaction on November 15, 1996. The purchase of the working interest was pursuant to the Company's exercise of its right of first refusal to purchase such interest on the same terms as offered by Barrett to third parties and was the result of arm's length negotiations.

      The source of funds for the acquisitions was approximately $1.4 million from net proceeds received from the sale of equity securities during the fourth fiscal quarter and $1 million drawn under the Company's recently established bank credit facility with Colorado National Bank, Denver, Colorado. (See the Company's quarterly report on form 10-Q for the quarter ended September 30, 1996.)





                   ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS



(a)  Financial statements of businesses acquired.      Not applicable.


(b)  Pro forma financial information.        Not applicable.


(c)  Exhibits.  The following exhibit is included as part of this report:


             SEC
Exhibit   Reference
Number     Number                Title of Document               Location
-------   ---------  ---------------------------------------    ----------
  2.01        2       Purchase and Sale Agreement dated          This
                       November 14, 1996, between Plains         Filing
                       Petroleum Operating Company an Eagle
                       Springs Production Limited Liability
                       Company, respecting the purchase of
                       Plains' interest in the Eagle Springs
                       field, with related Assignment,
                       Conveyance, and Bill of Sale








                                   SIGNATURES



      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 22, 1996

                                       FORELAND CORPORATION


                                       By:/s/ N. Thomas Steele, President